CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 19, 2010, relating to the financial statements and financial highlights which appear in the December 31, 2009 Annual Reports to Shareholders of Columbia Marsico International Opportunities Fund VS, Columbia Marsico Focused Equities Fund VS, Columbia Marsico 21st Century Fund VS, Columbia Marsico Growth Fund VS, Columbia Mid Cap Growth Fund VS, and Columbia High Yield Fund VS which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers, LLP

Boston, Massachusetts

April 29, 2010